Exhibit 99.1

LRAD® Corporation Appoints Dennis D. Klahn as Chief Financial Officer

SAN DIEGO, CA – September 21, 2017 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices (“AHD's”) and advanced mass notification systems, today announced it has appointed Dennis D. Klahn as its Chief Financial Officer (“CFO”).

“Dennis is a seasoned financial executive with diverse experience in the public markets,” noted Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “After successfully serving as LRAD's interim CFO, I'm pleased Dennis has agreed to join the Company on a permanent basis.”

“LRAD Corporation and its dynamic line of long range communication systems have tremendous potential for current and future growth,” remarked Mr. Klahn. “I appreciate the opportunity to work with Richard and the executive team on growing the Company's AHD and ONE VOICE® mass notification business segments and increasing stockholder value.”

Mr. Klahn comes to LRAD with more than 30 years of accounting, finance and operations experience, which includes serving as Controller or CFO at several publicly traded companies. He was most recently a Group Controller at Teledyne RD Instruments, a subsidiary of Teledyne Technologies (NYSE: TDY). Prior to that role, he served as Controller or CFO at several companies including, ISE Corporation, Overland Storage, Anacomp, and International Lottery & Totalizator Systems. Mr. Klahn began his career as a Staff Accountant at Coopers & Lybrand after receiving his B.A. in Accounting from St. Ambrose University.

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit www.LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2016. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com